EX-5.B	Page 2 of 2
EXHIBIT 5.B.
NAMES AND ADDRESSES OF
THE UNDERWRITERS OF THE BONDS
Citigroup Global Markets Limited
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Attn: Syndicate Desk
Daiwa Securities SMBC Europe Limited
5 King William Street
London, ECAN 7AX
Attn: Stephen Apted, Debt Syndication
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
Attn: Lynn Mawson/Therese Josefsson
BNP PARIBAS
10 Harewood Street
London NW1 6AA
Attn: MTN Desk
Merrill Lynch International
Merrill Lynch Financial Center
2 King Edward Street
London, EC1A 1HQ
Attn: Elena Leone
Mizuho International plc
Bracken House
One Friday Street
London EC4M 9JA
Attn: Julian Kerslake
Nomura International plc
Nomura House, 1 St Martin’s-le-Grand
London, EC1A 4NP
Attn: Yoko Miyawaki